EXHIBIT 10.47

               DIRECTOR INDEMNIFICATION AGREEMENT


      THIS  AGREEMENT  is  made this 16th day  of  August,  1999,
between    ELECTROSOURCE,    INC.,   a    Delaware    corporation
("Corporation") and Benny E. Jay ("Director").

                           WITNESSETH:

      WHEREAS, Director is a member of the Board of Directors of Corporation and in such capacity is performing a valuable service for Corporation; and

      WHEREAS, the Bylaws of the Corporation (the "Bylaws") provide for the indemnification of the officers, directors, agents and employees of Corporation; and

     WHEREAS, such Bylaws and Section 145 of the Delaware General Corporation Laws, as amended to date (the "State Statutes"), specifically provide that they are not exclusive, and thereby allow that contracts may be entered into between Corporation and the members of its Board of Directors with respect to indemnification of such directors; and

      WHEREAS, in accordance with the authorization provided by the State Statutes, Corporation has purchased and presently maintains a policy or policies of Directors and Officers Liability Insurance ("D&O Insurance") covering certain liabilities which may be incurred by its directors and officers in the performance of their services for Corporation; and

      WHEREAS, recent developments with respect to the terms and availability of D&O Insurance and with respect to the application, amendment and enforcement of statutory and bylaw indemnification provisions generally have raised questions concerning the adequacy and reliability of the protection afforded to directors thereby; and

      WHEREAS, in order to resolve such questions and thereby induce the Director to continue to serve as a member of the Board of Directors of Corporation, Corporation has determined and agreed to enter into this Agreement with Director.

      NOW THEREFORE, in consideration of Director's continued service as a Director after the date hereof, the parties hereto agree as follows:

     1.   Indemnity of Director.

                Corporation shall hold harmless and indemnify Director to the full extent authorized or permitted by the provisions of the State Statutes, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which is adopted after the date hereof.

     2.   Maintenance of Insurance and Self Insurance.

               (a) Corporation represents that it presently has in force and effect a policy of D&O Insurance with the insurance company and in the amount as follows
               (the "Insurance Policy"):

Insurer                           Policy No. Amount     Deductible

National Union Fire Insurance Co. 008565962  $2,000,000 $100,000/$250,000 SEC

               Subject only to the provisions of Section 2(b) hereof, Corporation hereby agrees that, so long as Director shall continue to serve as a director of Corporation (or shall continue at the request of Corporation to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and thereafter so long as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director was a director of Corporation (or served in any of said other capacities), Corporation will purchase and maintain in effect for the benefit of Director one or more valid, binding and enforceable policy or policies of D&O Insurance providing, in all respects, coverage at least comparable to that presently provided pursuant to the Insurance Policy.

               (b) Corporation shall not be required to maintain said policy or policies of D&O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then directors of Corporation, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage; or
               (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

               (c) In the event Corporation does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of
               Section 2(b) hereof, Corporation agrees to hold harmless and indemnify Director to the full extent of the coverage which would otherwise have been provided for the benefit of Director pursuant to the Insurance Policy.


     3.   Additional Indemnity.

                Subject  only  to the limitations  set  forth  in
          Section  4 hereof, and without limitation to Section  1
          above, Corporation shall further hold harmless and indemnify Director:

               (a) Against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Director is or was a party or is threatened to be made a party by reason of the fact that Director is, was or at any time becomes a director of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

               (b) Otherwise to the fullest extent that may be provided to Director by Corporation under the nonexclusivity provisions of Section 10.5 of the Bylaws of the Corporation and the State Statutes.

     4.   Limitations on Additional Indemnity.

          No indemnity pursuant to Section 3 hereof shall be paid by Corporation:

               (a) except to the extent the aggregate of losses to be indemnified thereunder exceeds the amount of such losses for which the Director is indemnified either pursuant to Sections 1 or 2 hereof or pursuant to any D&O Insurance purchased and maintained by the Corporation; or

               (b) in respect to remuneration paid to Director if it shall be determined by the Reviewing Party (as defined in Section 5 below), or by a final judgment or other final adjudication, that such remuneration was in violation of law; or

               (c) if a determination of the Reviewing Party is made, or if a judgment is rendered against a Director, that an accounting must be made for profits made from the purchase or sale by Director of securities of Corporation in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

               (d) on account of Director's conduct which is determined by the Reviewing Party, or by a final judgment or other final adjudication, to have been knowingly fraudulent, deliberately dishonest or of willful misconduct; or

               (e) if the Reviewing Party or a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     5.   Reviewing Party.

          "Reviewing Party" means:

               (a) the Board of Directors, provided that a majority of directors are not parties to the claim, or

               (b) special, independent counsel selected and appointed by the Board of Directors; or

               (c) special, independent counsel approved or chosen pursuant to Section 6 below.

          Any determination by the Reviewing Party shall be conclusive and binding on Corporation and Director. If the Reviewing Party determines that Director would not be permitted to be indemnified in whole or in part, Director shall have the right to commence litigation in the State of Delaware in any court of proper jurisdiction seeking an order or judgment by the court equivalent to the determination of the Reviewing Party or challenging any such determination by the Reviewing Party or any aspect thereof.

     6.   Change in Control of Corporation.

               If there is a change in control of Corporation (as
          defined below), then with respect to all matters thereafter arising concerning the rights of Director to indemnity payments and expense advances under this Agreement, or any other agreements or Bylaws now or hereafter in effect relating to director indemnification, Corporation shall seek legal advice and shall retain a Reviewing Party only from special, independent counsel selected by Director and approved by Corporation (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Corporation or Director. In the event that Director and Corporation are unable to agree on the selection of the special, independent counsel, such special, independent counsel shall be selected by lot from among at least five law firms designated by Director, each of such law firms having more than 35 attorneys and having a rating of "av" or better in the then current Martindale-Hubbell Law Directory. Such selection shall be made in the presence of Director (and Director's legal counsel or either of them, as Director may elect). Such special, independent counsel, among other relevant appropriate matters, shall determine whether and to what extent
          Director would be permitted to be indemnified under applicable law and shall render its written opinion to Corporation and Director to such effect. Corporation shall pay the reasonable fees of the special, independent counsel and shall fully indemnify such counsel against any and all costs and expenses arising out of or relating to this Agreement or its engagement pursuant hereto.

               "Change in control" of Corporation shall be deemed
          to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Act), directly or indirectly, of securities of Corporation representing 20% or more of the total voting power represented by Corporation's then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of
          Directors of Corporation and any new director whose election by the Board of Directors or nomination for election by Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease, for any reason, to constitute a majority of the Board of Directors; or (iii) the shareholders of Corporation approve a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation that would result in the voting securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of Corporation or the surviving entity, as the case may be, or an agreement for sale or disposition by Corporation of all or substantially all Corporation's assets.

     7.   Continuation of Indemnity.

                All agreements and obligations of Corporation contained herein shall continue during the period Director is a director of Corporation (or is or was serving at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), and shall continue thereafter so long as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether, civil, criminal or investigative, by reason of the fact that Director was a director of Corporation or serving in any other capacity referred to herein.

     8.   Notification and Defense of Claim.

                Promptly  after receipt by Director of notice  of
          the commencement of any action, claim, suit or proceeding, Director will, if a claim in respect thereof is to be made against Corporation under this Agreement, notify Corporation of the commencement thereof; but the omission so to notify Corporation will not relieve it from any liability which it may have to Director otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Director notifies Corporation of the commencement thereof;

               (a) Corporation will be entitled to participate therein at its own expense, and;

               (b) Except as otherwise provided below, to the extent that it may wish, Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Director. After notice from Corporation to Director of its election so to assume the defense thereof, Corporation will not be liable to Director under this Agreement for any legal or other expenses subsequently incurred by Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Director shall have the right to employ counsel in such action, suite or proceeding, but the fees and expenses of such counsel incurred after notice from Corporation of its assumption of the defense thereof shall be at the expense of Director unless (i) the employment of counsel by Director has been authorized by Corporation; (ii) Director shall have reasonably concluded that there may be a conflict of interest between Corporation and Director in the conduct of the defense of such action; or (iii) Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of Corporation. Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of
               Corporation or as to which Director shall have made the conclusion provided for in (i) above.

               (c) Corporation shall not be liable to indemnify Director under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Director without Director's written consent. Neither Corporation nor Director will unreasonably withhold its consent to any proposed settlement.

     9.   Advancement of Expenses.

                Upon the request of Director, and except as limited by paragraph 8(b) above, Corporation shall reimburse Director for all reasonable expenses paid by Director in defending any claim, civil or criminal action, suit or proceeding for which Director is entitled to be indemnified by Corporation for such expenses under the provisions of the State Statutes, the Bylaws, this Agreement or otherwise.

     10.  Repayment of Expenses.

                Director shall reimburse Corporation for all reasonable expenses paid or advanced to Director by Corporation in defending any claim, civil or criminal action, suit or proceeding against Director in the event and only to the extent that it shall be determined by the Reviewing Party that Director is not entitled to be indemnified by Corporation for such expenses under the provisions of the State Statutes, the Bylaws, this Agreement or otherwise.

     11.  Enforcement.

               (a) Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on Corporation hereby in order to induce Director to continue as a director of Corporation, and acknowledges that Director is relying upon this Agreement in continuing in such capacity.

               (b) In the event Director is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Corporation shall reimburse Director for all of Director's reasonable fees and expenses in bringing and pursuing such action.

     12.  Severability.

                Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be valid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.


       13.    Governing  Law;  Binding  Effect;   Amendment   and
Termination.

               (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

               (b) This Agreement shall be binding upon Director and upon Corporation, its successors and assigns, and shall inure to the benefit of Director, his heirs, personal representatives and assigns and to the benefit of Corporation, its successors and assigns.

               (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing, signed by both parties hereto.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

ELECTROSOURCE, INC.                    DIRECTOR



By:  /s/                                             /s/
Printed Name: Don C. Perriello         Printed Name:  Benny E. Jay
Title:        Vice President/Finance